Exhibit 99.1

Chico’s FAS, Inc. — 11215 Metro Parkway — Fort Myers, Florida 33966 — (239) 277-6200

Chico’s FAS, Inc. Appoints Todd E. Vogensen to Senior Vice

President, Chief Financial Officer

Fort Myers, FL – June 27, 2014 – Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors has appointed Todd E. Vogensen as the Company’s new Senior Vice President, Chief Financial Officer, replacing Pamela Knous, who has left the organization to pursue other interests. Prior to his appointment as CFO, Mr. Vogensen had been the Company’s Senior Vice President, Finance. Mr. Vogensen will report to Kent Kleeberger, the Company’s Executive Vice President, Chief Operating Officer and its Chief Financial Officer from 2008 to 2011.

Mr. Vogensen has served Chico’s FAS, Inc. in numerous roles over the last 5 years, leading to his current position as CFO. Mr. Vogensen joined Chico’s FAS, Inc. in October 2009 as Vice President of Planning and Strategy, followed by the role of Vice President of Investor Relations before his promotion to Senior Vice President, Finance. Previously, Mr. Vogensen held multiple positions of increasing scope and responsibility with Michaels Stores, Inc. from January 2005 to October 2009, including Corporate Controller and Vice President of Merchandising and Marketing Finance. Before joining Michaels, Mr. Vogensen served as Assistant Corporate Controller of Gap, Inc. from 2003 to 2005. Mr. Vogensen has also held multiple Finance management positions at Hewlett Packard Company, and he practiced as an Audit Manager and CPA with PricewaterhouseCoopers LLP.

Commenting on Mr. Vogensen’s promotion, CEO and President David F. Dyer said, “We are pleased to promote such an outstanding financial executive. Todd’s contributions have been of significant value to our success and growth over the last five years.”

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of May 3, 2014, the Company operated 1,496 stores in the US and Canada. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, www.soma.com, and www.bostonproper.com. For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com.

Executive Contact:

David Slater

Vice President – Investor Relations

Chico’s FAS, Inc.

(239) 346-4199